Exhibit 99.1

PRESS RELEASE

FOR ADDITIONAL INFORMATION: Investor Relations Kerri Howard +1 844-632-1060 IR@univar.com Media Relations Scott C. Johnson +1 331-777-6187 scott.johnson@univarusa.com

Univar Inc. Announces Pricing of

$400 Million Offering of Senior Notes by Univar USA Inc.

DOWNERS GROVE, Ill. – June 24, 2015 – Univar Inc. (NYSE: UNVR) (“Univar”) announced today that its wholly-owned subsidiary, Univar USA Inc. (“Univar USA”), has priced $400,000,000 aggregate principal amount of 6.75% Senior Notes due 2023 (the “Notes”). The Notes will mature on July 15, 2023, will have an interest rate of 6.75% and will be issued at 100% of par value, providing a yield to maturity to investors of 6.75%. Interest will be paid semi-annually on the 15th day of January and July beginning January 15, 2016. The offering is expected to close on July 1, 2015, subject to customary closing conditions.

Univar intends to use the net proceeds of the offering, together with the borrowings under new senior credit facilities and cash on hand, to refinance certain existing indebtedness under its existing senior secured credit facilities and pay related transaction costs.

The Notes will be offered in a private offering exempt from the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”). The Notes will be offered only to qualified institutional buyers pursuant to Rule 144A and to certain persons outside the United States pursuant to Regulation S, each under the Securities Act.

The Notes will not be and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

This press release includes “forward-looking statements,” including with respect to the proposed initial public offering, within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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